Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

StandardAero, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common stock, par value $0.01 per share	457(c)	221,637,524(2)	$28.85(3)	$ 6,394,242,567	0.00015310	$978,958.54

	Total Offering Amounts							$978,958.54

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$978,958.54

(1)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Represents shares of common stock that may be sold by the selling stockholders.
(3)

Pursuant to Rule 457(c) under the Securities Act and estimated solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is based upon the average of the $30.20 (high) and $27.50 (low) sale price of the common stock as reported on the New York Stock Exchange on May 13, 2025 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).